UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	July 5, 2005

AVNET, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

1-4224	11-1890605

(Commission File Number)	(IRS Employer Identification No.)

2211 South 47th Street, Phoenix, Arizona	85034

(Address of Principal Executive Offices)	(Zip Code)

(480) 643-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

In connection with the transaction described in Item 2.01 below, Avnet, Inc. (“Avnet”) entered into a registration rights agreement, dated as of July 5, 2005 (the “Registration Rights Agreement”), with certain shareholders and bondholders of Memec Group Holdings Limited who became shareholders of Avnet pursuant to the transaction described in Item 2.01 below (the “Memec Shareholders”). The Registration Rights Agreement grants certain registration rights with respect to the shares of Avnet common stock issued to the Memec Shareholders. Specifically, Avnet has agreed to use its reasonable best efforts to cause a shelf registration statement to become effective no later than the 181st day following the closing of the transactions contemplated by the Securities Acquisition Agreement (described in Section 2.01 below) to provide for certain resales of the shares of Avnet common stock issued to the Memec Shareholders pursuant to such Securities Acquisition Agreement. In addition, Avnet has agreed to provide additional registration rights, in the form of underwritten offerings and/or registered block trades, to the Memec Shareholders, which may be demanded by certain specified Memec Shareholders, subject to the terms and conditions contained in the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement is not complete and is qualified in its entirety by the Registration Rights Agreement, a copy of which is attached as Exhibit 99.2 hereto and is incorporated into this report by reference.

ITEM 2.01. Completion of Acquisition or Disposition of Assets.

On July 5, 2005, Avnet completed the previously announced acquisition of all of the issued share capital and certain bonds of Memec Group Holdings Limited (“Memec”) in accordance with the terms of the Securities Acquisition Agreement, dated as of April 26, 2005 (the “SAA”), by and among Avnet, Memec and the sellers named therein.

As was disclosed in the Company’s Current Report on Form 8-K filed with the Securities & Exchange Commission on April 26, 2005, pursuant to the SAA, Avnet acquired all of the issued share capital and certain bonds of Memec in exchange for approximately 24.011 million shares of Avnet common stock plus approximately $64 million of cash.

ITEM 3.02. Unregistered Sale of Equity Securities.

On July 5, 2005, pursuant to the SAA, Avnet acquired all of the issued share capital and certain bonds of Memec in exchange for approximately 24.011 million shares of Avnet common stock plus approximately $64 million of cash. The shares of Avnet common stock were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective July 5, 2005, the Board of Directors of Avnet (the “Board”) appointed Peter Smitham as a member of the Board. The Board has determined that Mr. Smitham is independent under the New York Stock Exchange standards and the Avnet categorical Director Independence Standards for purposes of serving on the Board. Mr. Smitham has not been appointed to any board committees. The additional information relating to Mr. Smitham’s appointment to the Board contained in the Company’s press release dated July 5, 2005, a copy of which is attached hereto as Exhibit 99.1, is incorporated herein by reference.

Mr. Smitham’s appointment to the Board is in connection with the transaction described under Item 2.01 above. Pursuant to the SAA, Avnet entered into a board nominee agreement (the “Board Nominee Agreement”) with Permira Europe Fund II Nominees Limited, Permira UK Venture IV Nominees Limited and SV (Nominees) Limited as nominee for Schroder Ventures Investments Limited (collectively, the “Permira Shareholders”) whereby Avnet agreed, among other things and for as long as the Board Nominee Agreement is in effect, to nominate Mr. Smitham for the position of director of Avnet and to recommend to Avnet’s shareholders to vote for such director nominee at each Avnet shareholder meetings at which Avnet’s directors are to be elected. The Board Nominee Agreement terminates at such time as the Permira Shareholders no longer own the lesser of (i) 5% of the outstanding shares of Avnet’s capital stock and (ii) 25% of the Avnet shares issued pursuant to the SAA.

The foregoing description of the Board Nominee Agreement is not complete and is qualified in its entirety by the Board Nominee Agreement, a copy of which is attached as Exhibit 99.3 hereto and is incorporated into this report by reference.

ITEM 7.01. Regulation FD Disclosures.

On July 5, 2005, Avnet issued a press release announcing the completion of the previously disclosed acquisition of Memec and the appointment of Peter Smitham to Avnet’s Board. A copy of the press release is furnished with this Current Report as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired
The financial statements required under this item are not included in this Current Report on Form 8-K. Such financial statements will be filed by amendment not later than 71 calendar days after the date that this Form 8-K was required to be filed.

(b) Pro forma Financial Information
The pro forma financial information required under this item are not included in this Current Report on Form 8-K. Such pro forma financial information will be filed by amendment not later than 71 calendar days after the date that this Form 8-K was required to be filed.

(c) Exhibits

99.1	Press Release of Avnet, Inc. dated July 5, 2005.

99.2	Registration Rights Agreement, dated as of July 5, 2005, between Avnet, Inc. and certain shareholders of Memec Group Holdings Limited.

99.3	Board Nominee Agreement, dated as of July 5, 2005, between Avnet, Inc. and Permira Europe Fund II Nominees Limited, Permira UK Venture IV Nominees Limited and SV (Nominees) Limited as nominee for Schroder Ventures Investments Limited.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVNET, INC.
(Registrant)

Date: July 11, 2005	By:	/s/ RAYMOND SADOWSKI

Raymond Sadowski
Senior Vice President and
Chief Financial Officer